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                                                                     EXHIBIT 5.1



[GRAY CARY WARE FREIDENRICH LOGO]



ATTORNEYS AT LAW


400 HAMILTON AVENUE


PALO ALTO, CA 94301-1825


TEL (415) 328-6561


fax (415) 327-3699



                                 June 17, 1996



Securities and Exchange Commission


Judiciary Plaza


450 Fifth Streeet, N.W.


Washington, D.C. 20549



     Re: Aureal Semiconductor Inc. Registration Statment on Form S-3 Registration No. 333-3870



Ladies and Gentlemen:



     This opinion is furnished to you in connection with a Registration Statement on Form S-3 (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, for the registration of 27,682,716 shares of Common Stock (the "Common Stock"), par value $0.001 per share (the "Shares"), of Aureal Semiconductor Inc. (the "Company").



     We have acted as counsel for the Company in connection with the registration of such Shares. We have examined signed copies of the Registration Statement and all exhibits thereto as filed with the Commission.



     Based upon representations of certain officers of the Company as to the receipt of full consideration and assuming the conversion of certain warrants in accordance with their terms, we are of the opinion that the shares of Common Stock to be registered will be validly issued, fully paid and non-assessable.



     We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and any amendment thereto.



                                          Very truly yours,



                                          /s/  Gray Cary Ware & Freidenrich



                                          GRAY CARY WARE & FREIDENRICH